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                                                                    Exhibit 99.1

NEWS RELEASE

                                                                       Contacts:
                                                                  John Greenagel
                                                            AMD Public Relations
                                                                  (408) 749-3310
                                                  E-mail: john.greenagel@amd.com
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             AMD SAYS THIRD-QUARTER PROCESSOR AVERAGE-SELLING PRICE

                        DECLINE WAS LARGER THAN EXPECTED

         SUNNYVALE, CA - October 5, 2001 - AMD (NYSE:AMD) said today that sales for the quarter ended September 30, 2001, at approximately $766 million, declined by 22 percent from second-quarter sales of $985.3 million. On August 29 AMD said that it expected third-quarter revenues would decline by approximately 15 percent sequentially. The company also said it expects to report a pro-forma net loss of between $90 million and $110 million or $0.26 and $0.31 per share for the quarter. The pro-forma loss does not include restructuring and other one-time special charges previously estimated at between $80 million and $110 million.

         Sales of flash memory devices declined by approximately $100 million sequentially, in line with previously reported expectations, reflecting continued weakness in the communication sector and excess inventories in the hands of major customers. AMD also said unit sales of PC processors remained at the record level of the second quarter, when AMD sold more than 7.7 million PC processors. In the face of very aggressive competition, average-selling prices
(ASPs) for PC processors declined sharply, which resulted in substantially lower revenues.

                                     -more-

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         "Our ability to maintain PC processor unit volumes under current market conditions is a strong testament to the architectural superiority of AMD Athlon(TM) and Duron(TM) processors," said W.J. Sanders III, chairman and chief executive officer. "With unit sales of our seventh-generation processors at record levels in an extremely difficult PC market, we believe we either held or gained market share. In an effort to make up for the performance deficiencies of computers based on its Pentium(R) 4 processors, Intel resorted to aggressive pricing and large, cash-backed marketing programs, which had the effect of driving down ASPs on PC processors in the market segments where we compete directly," Sanders concluded.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor's 500 company, produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $4.6 billion in 2000. (NYSE: AMD).

Visit AMD on the Web

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pressroom at www.amd.com/news/virtualpress/index.html. Additional press releases
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are available at www.amd.com/news/news.html.
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AMD, the AMD logo, AMD Athlon, AMD Duron and combinations thereof are trademarks of Advanced Micro Devices, Inc. Other product names used in this publication are for identification purposes only and may be trademarks of their respective
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Pentium is a registered trademark of Intel Corporation.